As filed with the Securities and Exchange Commission on November 4, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMAZON.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	410 Terry Avenue North Seattle, Washington 98109-5210	91-1646860
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices including zip code)	(I.R.S. Employer Identification No.)

AMAZON.COM, INC. 1997 STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED)

(Full Title of the Plan)

David A. Zapolsky Senior Vice President, General Counsel, and Secretary Amazon.com, Inc. 410 Terry Avenue North Seattle WA 98109-5210 (206) 266-1000	Copies to: Sean Feller Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 4000 Los Angeles, CA 90067-3026 (310) 552-8500
(Name and address of agent for service)

(206) 266-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, $0.01 Par Value	25,000,000	$3,014.92	$75,373,000,000	$8,223,194.30

(1)

In addition to the number of shares of common stock, par value $0.01 per share (the “Common Stock”) of Amazon.com, Inc. (the “Registrant”) set forth in the above table, this Registration Statement on Form S-8 (this “Registration Statement”) covers an indeterminate number of options and other rights to acquire Common Stock, to be granted pursuant to the Amazon.com, Inc. 1997 Stock Incentive Plan (as amended and restated) (the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also shall cover any additional shares of Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the average high and low prices per share of the Common Stock reported on the Nasdaq Global Select Market on November 2, 2020.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 25,000,000 shares of Common Stock that may be issued under the Plan. The contents of the Registrant’s registration statement on Form S-8 relating to the Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on September  17, 2010 (File No. 333-169470), is incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8, except as to the Items set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines, and settlement amounts actually and reasonably incurred in connection with specified actions, suits, or proceedings brought by third parties, whether civil, criminal, administrative, or investigative, if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions and actions brought directly by the corporation, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification of expenses if the person seeking indemnification has been found liable to the corporation. In addition, the statute requires indemnification of directors and officers to the extent they have been successful, on the merits or otherwise, in defending an action, suit, or proceeding (whether brought by a third party or by or on behalf of the corporation). The statute also permits a corporation to pay expenses of defense in advance of the final disposition of an action, suit, or proceeding upon receipt (in the case of a current director or officer) of an undertaking to repay any amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Section 10 of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) requires indemnification to the full extent permitted under Delaware law as it now exists or may hereafter be amended. Subject to any restrictions imposed by Delaware law, the Bylaws provide a right to indemnification for all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. Directors and officers also have the right under Section 10 of the Bylaws to be paid expenses incurred in defending any such action, suit, or proceeding in advance of its final disposition, provided that any advancement of expenses incurred by an individual in his or her capacity as a director or officer (but not in any other capacity) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of the director or officer, to repay any amounts advanced if it ultimately determined, by a final judicial decision from which there is no further right to appeal, that the director or officer is not entitled to be indemnified for the expenses under Section 10 or otherwise.

Directors and officers of the Registrant are also entitled to indemnification and advancement under Section 10 of the Bylaws to the extent they serve as a director or officer of a majority-owned subsidiary of the Registrant, or in an executive or management capacity at a partnership, joint venture, trust, or other enterprise of which the Registrant or one of its wholly-owned subsidiaries is a general partner or has a majority ownership interest.

The Bylaws also provide that the Registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article 10 of the Registrant’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Registrant has entered into certain indemnification agreements with its directors. The indemnification agreements provide the Registrant’s directors with further indemnification and advancement of expenses, to the maximum extent permitted by law.

The foregoing summaries are necessarily subject to the complete text of the statute, the Certificate of Incorporation, and the Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed May 29, 2020).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed May 29, 2020).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page hereto).

99.1	Amazon.com, Inc. 1997 Stock Incentive Plan (amended and restated) (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2013).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this November 4, 2020.

AMAZON.COM, INC.

By:	/s/ Shelley L. Reynolds
Shelley L. Reynolds
Vice President, Worldwide Controller

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Bezos, Brian T. Olsavsky, David A. Zapolsky, Mark F. Hoffman, and Michael D. Deal, and each of them severally, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey P. Bezos Jeffrey P. Bezos	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)	November 4, 2020

/s/ Brian T. Olsavsky Brian T. Olsavsky	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 4, 2020

/s/ Shelley L. Reynolds Shelley L. Reynolds	Vice President, Worldwide Controller (Principal Accounting Officer)	November 4, 2020

/s/ Keith B. Alexander Keith B. Alexander	Director	November 4, 2020

/s/ Rosalind G. Brewer Rosalind G. Brewer	Director	November 4, 2020

/s/ Jamie S. Gorelick Jamie S. Gorelick	Director	November 4, 2020

/s/ Daniel P. Huttenlocher Daniel P. Huttenlocher	Director	November 4, 2020

/s/ Judith A. McGrath Judith A. McGrath	Director	November 4, 2020

/s/ Indra K. Nooyi Indra K. Nooyi	Director	November 4, 2020

/s/ Jonathan J. Rubinstein Jonathan J. Rubinstein	Director	November 4, 2020

/s/ Thomas O. Ryder Thomas O. Ryder	Director	November 4, 2020

/s/ Patricia Q. Stonesifer Patricia Q. Stonesifer	Director	November 4, 2020

/s/ Wendell P. Weeks Wendell P. Weeks	Director	November 4, 2020

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